EXHIBIT 99.1
EDDIE BAUER REPORTS THIRD QUARTER
AND YEAR-TO-DATE 2006 RESULTS
REDMOND, WA, November 14, 2006 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported financial results for the third quarter and year-to-date period of 2006.
THIRD QUARTER RESULTS
For the third quarter ended September 30, 2006, total revenues were $211.3 million, compared to $217.3 million in the third quarter of 2005. Total revenues for the third quarter of 2006 included net merchandise sales of $199.3 million, shipping revenues of $7.3 million, licensing royalty revenues of $3.2 million, royalty revenues from foreign joint ventures of $1.4 million, and other revenues of $0.1 million. In the third quarter of 2005, total revenues included net merchandise sales of $204.7 million, shipping revenues of $7.5 million, licensing royalty revenues of $3.6 million, royalty revenues from foreign joint ventures of $1.4 million, and other revenues of $0.1 million.
Net merchandise sales for the third quarter of 2006 included $149.5 million of sales from the Company’s retail and outlet stores and $49.8 million of sales from its direct channel, which includes sales from its catalogs and websites. This compares to $153.1 million of sales from the Company’s retail and outlet stores and $51.6 million of sales from its direct channel in the same period last year. Comparable store sales for the third quarter of 2006 declined by 1.5%. However comparable store sales during the month of September 2006 increased by 5.9%, driven in part by higher promotional activity as compared to the same period last year. Fourth-quarter-to-date comparable store sales through November 11, 2006 increased 1.6%. During the fourth quarter to date, the Company has not needed to incur the same level of markdowns as it did in the comparable period in the previous year, which the Company believes reflects a more favorable customer response to the product offering. Comparable store sales include net sales from retail and outlet stores that have been open for one complete fiscal year.
Fabian Mansson, president and chief executive officer, commented, “Results for the quarter were in line with our expectations as we continued to liquidate Spring and Summer merchandise, but began showing improvement in September as more of our Fall and Holiday merchandise became available. We hope to build on this progress in the fourth quarter and through the Holiday season.”
Gross margin for third quarter of 2006 totaled $60.8 million, representing a decrease of $5.6 million from the gross margin for the third quarter of 2005. Gross margin percentage for the third quarter of 2006 declined to 30.5%, compared to 32.4% for the year-ago period. The principal factors contributing to the decline in gross margin percentage for third quarter 2006 versus that of the comparable quarter in the prior year were decreased sales that resulted in, higher levels of markdowns taken in order to drive merchandise sales, higher buying and occupancy costs as a percentage of net merchandise sales as well as costs related to the customer rewards program that the Company launched during the third quarter.
During the quarter, the Company completed a review of its indefinite-lived intangible assets in accordance with SFAS No. 142, including its goodwill and trademarks. Impairment evaluations were conducted with the assistance of an independent valuation firm, taking into account reasonable, supportable assumptions and projections and estimates of projected future cash flows. Based on the analysis, the fair value of the Company’s trademarks was determined to be equal to the Company’s net book value for its trademarks of $185 million, and no impairment charge was recorded related to the Company’s trademarks. The analysis also determined that, with respect to goodwill, the estimated fair value of the Company was less than the carrying value of the Company’s net book value and long-term debt, and, accordingly, the Company recorded an impairment loss of $117.6 million related to its goodwill. The decline in the fair value of the Company since its fresh start reporting date of July 2, 2005 was due principally to the lower than expected revenues and gross margins.
The Company’s net loss for the third quarter of 2006, including the above-mentioned goodwill impairment and $52.7 million of income tax expense to increase the tax valuation allowance related to the Company’s NOLs, was $197.6 million, or a loss of $6.58 per diluted share, compared to a net loss of $10.0 million, or $0.33 per diluted share, in the third quarter of 2005. The net loss of $10.0 million in the third quarter of 2005 included a $287,000 loss from discontinued operations, or $0.01 per diluted share.
Income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for the third quarter of 2006 was a loss of $3.8 million, adjusted for the $117.6 million goodwill impairment charge, compared to income of $2.5 million for the year-ago third quarter. EBITDA is a non-GAAP financial measure that the Company believes is an important metric because it is a key factor in how it measures its operating performance. See Unaudited Supplemental Financial Information for a reconciliation of EBITDA to its most comparable GAAP measure income (loss) from continuing operations before reorganization items and income tax expense. In addition, the Company incurred pre-tax non-cash stock-based compensation expense of $1.7 million in the third quarter of 2006. No stock-based compensation expense was incurred during the third quarter of 2005 because the Company did not grant any stock-based awards until the fourth quarter of 2005.
During the third quarter, the Company completed its listing on the NASDAQ Global Market, as required by the Company’s Plan of Reorganization. Eddie Bauer common stock began trading on NASDAQ on October 12, 2006 under the symbol “EBHI”.
YEAR-TO-DATE RESULTS
For the nine months ended September 30, 2006, total revenues were $631.5 million, compared to $683.0 million in the same period last year. Total revenues for the nine-month period of 2006 included net merchandise sales of $591.5 million, shipping revenues of $24.0 million, licensing royalty revenues of $11.0 million, royalty revenues from foreign joint ventures of $4.6 million, and other revenues of $0.4 million. In the nine-month period of 2005, total revenues included net merchandise sales of $640.8 million, shipping revenues of $26.1 million, licensing royalty revenues of $11.0 million, royalty revenues from foreign joint ventures of $4.4 million, and other revenues of $0.7 million.
Net merchandise sales for the year-to-date period of 2006 included $429.2 million of sales from the Company’s retail and outlet stores and $162.3 million of sales from its direct channel. This compares to $466.6 million of sales from the Company’s retail and outlet stores and $174.0 million of sales from its direct channel in the same period last year. Comparable store sales for the year-to-date period of 2006 declined 5.6%.
Gross margin for the nine months ended September 30, 2006 was $189.1 million, representing a decrease of $53.8 million from the gross margin for the same period last year. Gross margin percentage for the year-to-date period of 2006 declined to 32.0%, compared to a gross margin percentage of 37.9% for the year-ago period. The principal factors impacting the decline in gross margin percentage for the year-to-date 2006 period versus that of the comparable period in the prior year were decreased sales that resulted in, higher levels of markdowns taken in order to drive merchandise sales, higher buying and occupancy costs as a percentage of net merchandise sales as well as amortization of intangible assets that the Company recorded upon its emergence from bankruptcy.
The Company’s net loss for the year-to-date period of 2006 was $275.1 million, or a loss of $9.17 per diluted share, compared to net income of $50.9 million in the same period of 2005. The 2006 year-to-date net loss includes the third quarter goodwill impairment of $117.6 million and increased tax expense in the second and third quarters of 2006 of $23.5 million and $52.7 million, respectively, to increase the tax valuation allowance related to the Company’s NOLs. The net income of $50.9 million in the first nine months of 2005 included the $287,000 loss from discontinued operations mentioned above, as well as a second quarter 2005 pre-tax gain of $107.6 million related to the Company’s emergence from bankruptcy and its required adoption of fresh start accounting. Per share amounts have not been reported for the nine-month period of 2005, since the Company was a wholly-owned subsidiary of Spiegel, Inc. for the majority of that period and there were no shares outstanding for the combined entity. The Company emerged as a stand-alone entity on June 21, 2005, when Spiegel’s Chapter 11 Plan of Reorganization was declared effective and 30 million shares of common stock of Eddie Bauer Holdings were distributed to satisfy pre-petition claims.

Income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for the nine-month period of 2006 was a loss of $12.7 million, adjusted for the $117.6 million goodwill impairment charge, compared to income of $39.6 million for the same period last year when excluding the Company’s $13.7 million of reorganization expenses and $107.6 million gain recorded upon its emergence from bankruptcy. In addition, the Company incurred pre-tax non-cash stock-based compensation expense of $8.1 million in the first nine months of 2006. No stock-based compensation expense was incurred during the first nine months of 2005 as the Company did not grant any stock-based awards until the fourth quarter of 2005.
As of September 30, 2006, the Company operated 389 retail and outlet stores in total, consisting of 275 retail stores and 114 outlet stores. The Company opened eight retail stores and six outlet stores during the third quarter and closed no retail or outlet stores.
On November 13, 2006, Eddie Bauer Holdings, Inc. and Eddie B Holding Corp., a company owned by affiliates of Sun Capital Partners, Inc. and Golden Gate Capital, announced that they entered into a definitive agreement under which Eddie B Holding Corp. agreed to acquire Eddie Bauer for $9.25 per share in cash. The per share consideration represents an approximate 12% premium to the prior four weeks’ average closing price of Eddie Bauer’s common stock. The total transaction value is approximately $614 million, including debt to be repaid of approximately $328 million, as of September 30, 2006. The sale is the culmination of an exploration of strategic alternatives initiated by Eddie Bauer in May 2006.
CONFERENCE CALL
The Company will host a conference call on November 14, at 1:30 p.m. PST (4:30 p.m. EST) to discuss the Company’s financial results for the third quarter ended September 30, 2006.
•	To access the live conference call, participants may dial 800-565-5442 or 913-312-1298.
•	Webcast participants may sign up at the investors section of Eddie Bauer’s website (http://investors.eddiebauer.com/events.cfm).
•	A recorded replay of the conference call may be accessed through the Web site, or by dialing 888-203-1112 or 719-457-0820 and entering the code 9156428. The call will be rebroadcast through November 17, 2006 and will be available on the Company’s website through November 14, 2007.
ABOUT EDDIE BAUER
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 389 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com and www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our form parent company’s bankruptcy process; the diversion of management’s attention from operations while establishing post-emergence infrastructure and evaluating strategic alternatives; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
Contacts:
Investors
Jim DeNike
Eddie Bauer
425-755-6209
jim.denike@eddiebauer.com
Media
Lisa Erickson
Eddie Bauer
425-755-6159
lisa.erickson@eddiebauer.com
—Tables Follow—

Consolidated Balance Sheets ($ in thousands)

	Successor	Successor
	As of	As of
	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$3,693	$74,186
Restricted cash	—	825
Accounts receivable, less allowances for doubtful accounts of $466 and $982, respectively	26,719	32,737
Current assets of discontinued operations	—	498
Inventories	184,841	142,302
Prepaid expenses	29,365	22,562
Current receivables from securitization interests	73,977	62,907
Deferred tax assets — current	453	2,745

Total Current Assets	319,048	338,762

Property and equipment, net of accumulated depreciation and amortization of $50,297 and $18,723, respectively	179,054	182,608
Goodwill	102,897	220,481
Trademarks	185,000	185,000
Other intangible assets, net	32,063	39,089
Other assets	22,915	22,712
Receivables from securitization interests	5,433	76,434
Deferred tax assets — noncurrent	7,826	88,150

Total Assets	$854,236	$1,153,236

LIABILITIES
Trade accounts payable	$61,938	$51,279
Accrued expenses	75,996	99,570
Current liabilities related to securitization interests	66,579	56,616
Short-term borrowings	52,545	—
Current portion of long-term debt	3,000	24,000

Total Current Liabilities	260,058	231,465

Deferred rent obligations	11,520	7,221
Unfavorable lease obligations, net	5,028	5,493
Long-term debt	272,250	274,500
Non-current liabilities related to securitization interests	4,883	68,791
Pension and other post-retirement benefit liabilities	20,826	20,746

Total Liabilities	$574,565	$608,216

STOCKHOLDERS’ EQUITY
Common stock:
Eddie Bauer Holdings, Inc. $0.01 par value, 100 million shares authorized; 30,013,187 and 29,991,684 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	$300	$300
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	576,306	568,205
Accumulated deficit	(297,924)	(22,788)
Accumulated other comprehensive income (loss), net of taxes of $615 and $(270), respectively	1,146	(540)

Total Stockholders’ Equity	279,671	545,020

Total Liabilities and Stockholders’ Equity	$854,236	$1,153,236

Consolidated and Combined Statements of Operations ($ in thousands, except earnings per share)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months	Three Months	Nine Months	Three Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005	July 2, 2005
		(Restated)		(Restated)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net sales and other revenues	$211,285	$217,339	$631,528	$217,339	$465,723
Costs of sales, including buying and occupancy	138,536	138,347	402,426	138,347	259,536
Impairment of indefinite-lived intangible assets	117,584	—	117,584	—	—
Selling, general and administrative expenses	89,307	89,235	282,202	89,235	185,225

Total operating expenses	345,427	227,582	802,212	227,582	444,761
Operating income (loss)	(134,142)	(10,243)	(170,684)	(10,243)	20,962
Interest expense	(7,208)	(5,257)	(19,448)	(5,257)	(761)
Other income	555	559	2,090	559	—
Equity in earnings (losses) of foreign joint ventures	(1,230)	(555)	(2,330)	(555)	(95)

Income (loss) from continuing operations before reorganization items and income tax expense (benefit)	(142,025)	(15,496)	(190,372)	(15,496)	20,106
Gain on discharge of liabilities	—	—	—	—	(107,559)
Reorganization costs and expenses, net	—	—	—	—	13,686

Income (loss) from continuing operations before income tax expense (benefit)	(142,025)	(15,496)	(190,372)	(15,496)	113,979
Income tax expense (benefit)	55,560	(5,790)	84,230	(5,790)	50,402

Income (loss) from continuing operations	(197,585)	(9,706)	(274,602)	(9,706)	63,577
Loss from discontinued operations (net of income tax expense (benefit) of $0, $(181), $0, $(181) and $(1,686) respectively)	—	(287)	(534)	(287)	(2,661)

Net income (loss)	$(197,585)	$(9,993)	$(275,136)	$(9,993)	$60,916

Income (loss) per basic and diluted share:
Loss from continuing operations per share	$(6.58)	(0.32)	$(9.15)	(0.32)	n/a
Loss from discontinued operations per share	—	(0.01)	(0.02)	(0.01)	n/a
Net loss per share	(6.58)	(0.33)	(9.17)	(0.33)	n/a
Weighted average shares used to compute income (loss) per share:
Basic	30,009,214	29,998,538	29,997,591	29,998,538	n/a
Diluted	30,009,214	29,998,538	29,997,591	29,998,538	n/a

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

	Successor	Successor	Successor	Successor	Predecessor
	Three Months	Three Months	Nine Months	Three Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005	July 2, 2005
		(Restated)		(Restated)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Income (loss) from continuing operations before reorganization items and income tax expense (benefit)	$(142,025)	$(15,496)	$(190,372)	$(15,496)	$20,106
Interest expense	7,208	5,257	19,448	5,257	761
Impairment of indefinite-lived intangible assets	117,584	—	117,584	—	—
Depreciation and amortization expense	13,422	12,757	40,617	12,757	16,171

EBITDA	$(3,811)	$2,518	$(12,723)	$2,518	$37,038